Exhibit 3.5
DELPHI CORPORATION
CERTIFICATE OF DESIGNATIONS OF
SERIES C CONVERTIBLE PREFERRED STOCK
     The terms of the authorized Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Convertible Preferred Stock”), of Delphi Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed thereto in Section 13.
     1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation one (1) new series of Preferred Stock, designated as the Series C Convertible Preferred Stock. The number of authorized shares constituting the Series C Convertible Preferred Stock will be 16,508,176.
     2. Ranking. (a) The Series C Convertible Preferred Stock will, with respect to payment of dividends and to distributions in the event of the Corporation’s voluntary or involuntary liquidation, winding up or dissolution (a “Liquidation”), (i) rank junior to the Corporation’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock (together with any other classes of Capital Stock of the Corporation which are not Junior Stock or pari passu to the Series C Convertible Preferred Stock, collectively referred to as the “Senior Stock”) and (ii) rank senior to the Common Stock and to all other classes of Capital Stock of the Corporation, if any, which by their terms do not rank senior to or pari passu with the Series C Convertible Preferred Stock (“Junior Stock”). For the avoidance of doubt, the Corporation shall be permitted to issue new Capital Stock that is senior to or on a parity with the Series C Convertible Preferred Stock as to dividend rights, rights on a Liquidation and, except as specifically set forth herein, all other rights.
          (b) While any Bankruptcy Event is pending: (i) there shall be no dividends or other distributions on shares of Junior Stock or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the then-effective Series C Liquidation Preference for each share of the then-outstanding Series C Convertible Preferred Stock has been paid in full, and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock, in each case in cash, unless the then-effective Series C Liquidation Preference for each share of then-outstanding Series C Convertible Preferred Stock has been paid in full in cash.
     3. Dividends. (a) The Series C Convertible Preferred Stock shall not be entitled to any dividends unless dividends are declared and paid on the Corporation’s Common Stock, whereupon, subject to the prior payment of any dividends (including accrued and unpaid dividends) on any Senior Stock, each share of Series C Convertible Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share of Series C Convertible Preferred Stock had it been converted into Common Stock immediately prior to the record date for such dividend (the “Dividend Participation”); provided, that at such time as the Corporation has declared and paid four (4) consecutive quarterly cash dividends on Common Stock and paid the Dividend Participation in full on the Series C Convertible Preferred Stock, the Series C Convertible Preferred Stock shall no longer be entitled to the Dividend Participation.
     (b) All dividends paid with respect to shares of Series C Convertible Preferred Stock pursuant to Section 3(a) will be paid pro rata to the holders thereof. Dividend payments will be aggregated per holder and will be made to the nearest cent (with $0.005 being rounded upward).
     4. Liquidation Rights. (a) In the event of any Liquidation, the holders of shares of Series C Convertible Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, after payment of any amount is made in respect of any shares of the Corporation’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock, and after payment or declaration and setting apart for payment of any amount is made in respect of any shares of other Senior Stock, and before any payment or declaration and setting apart for payment of any amount will be made in respect of any shares of Junior Stock, an amount in cash with respect to each share of Series C Convertible Preferred Stock outstanding equal to the Series C Liquidation Preference. If upon any Liquidation, the assets to be distributed among the holders of shares of Series C Convertible Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts thereof, then the entire assets of the Corporation available to be distributed to such holders will be distributed ratably among the holders of shares of Series C Convertible Preferred Stock, based upon the full preferential amounts for the number of shares of Series C Convertible Preferred Stock held by each holder.
     (b) For purposes of this Section 4, neither a merger, consolidation, business combination, reorganization or recapitalization of the Corporation with or into any corporation, nor a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis), including any Company Sale, will be deemed a Liquidation.
     5. Conversion. The Series C Convertible Preferred Stock is convertible into shares of Common Stock as follows:
     (a) Conversion Price. The initial conversion price (the “Conversion Price”) of each share of Series C Convertible Preferred Stock will be $65.00. The Conversion Price will be subject to adjustment as provided in Section 5(i).
     (b) Optional Conversion Right. At any time after the Original Issue Date, at the option of the holder thereof and without any payment by such holder, any share of Series C Convertible Preferred Stock may be converted into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing (i) the then-effective Series C Liquidation Preference for such shares by (ii) the Conversion Price (as in effect on the Conversion Date (as defined below)).

     (c) Mandatory Conversion. If (A) the Closing Sale Price of the Common Stock equals or exceeds $81.61 per share (such amount subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions, the “Mandatory Conversion Trigger Price”), for at least thirty-five (35) Trading Days in any period of forty-five (45) consecutive Trading Days immediately preceding the date of the Mandatory Conversion Notice (as defined below), (B) the Corporation has a “shelf” registration statement covering resales of the shares of the Common Stock to be received pursuant to this Section 5(c) that has been declared effective by the Securities and Exchange Commission, which effectiveness has not been suspended or subject to any stop order at any time through and including the Conversion Date and (C) the Common Stock is then trading on the New York Stock Exchange or any other U.S. national securities exchange (such requirements in clauses (A), (B) and (C) hereof, the “Mandatory Conversion Requirements”), then the Corporation shall cause all, but not less than all of the outstanding shares of Series C Convertible Preferred Stock to convert into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing the then-effective Series C Liquidation Preference of such shares by the Conversion Price (as in effect on the Conversion Date) for such Series C Convertible Preferred Stock; provided, that the Corporation shall deliver a Mandatory Conversion Notice for a conversion set forth in this Section 5(c) on the first date that the Mandatory Conversion Requirements are satisfied and at least five (5) Business Days prior to the date of such conversion; provided, however, that the Corporation shall not deliver a Mandatory Conversion Notice for conversion set forth in this Section 5(c), nor shall there be such a Mandatory Conversion, prior to the third anniversary of the Effective Date. Each holder of a share of Series C Convertible Preferred Stock agrees not to take any action to delay or prevent the registration statement contemplated by Section 5(c)(B) from becoming effective. Such conversion shall be subject to the conversion rights set forth in Section 5 of each holder of shares of Series C Convertible Preferred Stock, who may exercise such rights at any time prior to the date of such conversion.
     (d) Voting Rights for Common Stock Converted from Series C Convertible Preferred Stock. Any Series C Convertible Preferred Stock beneficially owned by GM or its Affiliates that is converted into Common Stock, whether pursuant to Section 5(b), Section 5(c) or Section 7, shall be converted into shares of Common Stock (the “Conversion Shares”). The Conversion Shares shall have no voting rights and may not be voted other than with respect to a Company Sale in which the per share consideration to be paid for all Common Stock, including such Conversion Shares held by GM or its Affiliates, is not (i) equal to or greater than $65.00 per share of such Common Stock (with such $65.00 per share consideration to be proportionally adjusted to reflect any stock splits or stock recombinations effecting such shares of Common Stock) and (ii) to be paid in full in cash (the “Stated Consideration”); provided, that upon the transfer, sale or disposition for value by GM or its Affiliates of such Conversion Shares to a Person that is not GM or an Affiliate of GM (a “GM Transfer”), the restriction on voting set forth in this Section 5(d) shall no longer apply and such shares shall have the same voting rights as other shares of Common Stock; provided, that such voting restrictions shall once again apply to such Conversion Shares to the extent GM or its Affiliates at any time within the twelve (12) months following such transfer, sale or disposition beneficially own such Conversion Shares. For purposes of this Section 5(d), the term “Conversion Shares” shall include any securities paid, issued or distributed in respect of any Conversion Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization or otherwise.
     (e) Mechanics for Exercise of Conversion Rights. To exercise the optional conversion right provided for in Section 5(b), the holder of each share of Series C Convertible Preferred Stock to be converted shall (i) surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, to the office of the Transfer Agent or (ii) deliver written notice to the Corporation or the Transfer Agent that such certificate has been lost, stolen, destroyed or mutilated and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (the actions taken pursuant to clause (i) or (ii) hereof, a “Surrender”), accompanied, in either case, by written notice to the Corporation that the holder thereof elects to convert all or a specified whole number of shares of Series C Convertible Preferred Stock. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such shares of Series C Convertible Preferred Stock are registered, each share Surrendered for conversion must be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and, in the case of any conversion pursuant to Section 5(b), an amount sufficient to pay any transfer, documentary, stamp or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). In the case of any conversion pursuant to Section 5(c), the Corporation shall reimburse any and all stock transfer, documentary, stamp and other taxes actually paid in respect of any issuance or delivery of shares of Common Stock, issued or delivered on conversion of Series C Convertible Preferred Stock. If the Corporation must exercise the mandatory conversion provided for in Section 5(c), the Corporation shall promptly provide written notice of such exercise to the Transfer Agent and each holder of Series C Convertible Preferred Stock subject to such conversion, specifying the Conversion Price (together with a certificate signed by the principal financial or accounting officer of the Corporation setting forth the determination of the Conversion Price and the Mandatory Conversion Trigger Price) and the date following the date of such notice on which such conversion will be effective (the “Mandatory Conversion Notice”), which date must be at least five (5) Business Days but not more than twenty (20) Business Days after the date on which such Mandatory Conversion Notice is delivered.
     (f) Delivery of Certificates and Conversion Date. As promptly as practicable, but in any event within two (2) Business Days following the applicable Conversion Date, the Corporation will issue and deliver to, or upon the written order of, the holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such holder’s applicable shares of Series C Convertible Preferred Stock in accordance with the provisions of this Section 5, and any fractional interest in respect of a share of Common Stock arising upon such conversion will be settled as provided in Section 5(h). In the event of a conversion pursuant to Section 5(b), upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Convertible Preferred Stock Surrendered for conversion, the Corporation will also simultaneously issue and deliver to, or upon the written order of, the holder of the certificate so Surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Convertible Preferred Stock representing the unconverted portion of the certificate so Surrendered, which new certificate will entitle the holder thereof to the rights of the shares of Series C Convertible Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been Surrendered for conversion. Each conversion will be deemed to have been effected as of the close of business on the date on which (i) in the case of an optional conversion pursuant to Section 5(b), the certificate or certificates for Series C Convertible Preferred Stock are Surrendered and such notice and payment of all required transfer and/or similar taxes received by the Corporation as set forth in Section 5(e), or (ii) in the case of a mandatory conversion pursuant to Section 5(c), the date specified in the Mandatory Conversion Notice (each, a “Conversion Date”). On the Conversion Date, all rights with respect to the shares of Series C Convertible Preferred Stock so converted, including, but not limited to, the rights, if any, to receive notices, will terminate, except for the rights of holders thereof to receive the physical certificates contemplated by this Section 5(f) and cash in lieu of any fractional share as provided in Section 5(h), and the Person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of such shares (even if certificates for such shares of Common Stock have not yet been issued) at the close of business on the Conversion Date.
     (g) Entitlement to Dividends on Conversion. If conversion rights are exercised with respect to shares of Series C Convertible Preferred Stock under Section 5(b) or Section 5(c), such shares will cease to be entitled to any dividends pursuant to Section 3(a) as of the end of day immediately preceding the Conversion Date. Any unpaid dividends to which each share of Series C Convertible Preferred Stock is entitled shall be paid upon any conversion pursuant to Section 5(b), Section 5(c) or Section 7.
     (h) No Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of shares of Series C Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of such shares, the Corporation will pay to the holder of such shares an amount in cash based upon the Current Market Price of Common Stock measured as of the Trading Day immediately preceding the Conversion Date. If more than one share is Surrendered for conversion pursuant to this Section 5 at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares so Surrendered.
     (i) Conversion Price Adjustments. The Conversion Price is subject to adjustment from time to time as follows:
          (i) Stock Splits and Combinations. If, after the Original Issue Date, the Corporation (A) subdivides or splits its outstanding shares of Common Stock into a greater number of shares, (B) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares, or (C) issues any Capital Stock of the Corporation by reclassification of its Common Stock, then the applicable Conversion Price in effect immediately prior to such event will be proportionately adjusted, as appropriate, so that the holder of any share of Series C Convertible Preferred Stock thereafter Surrendered for conversion will be entitled to receive the number of such securities that such holder would have owned or have been entitled to receive after the occurrence of any of the events described in this Section 5(i)(i) as if such share had been converted immediately prior to the effective date of such subdivision, combination or reclassification or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 5(i)(i) will become effective at the close of business on the effective date of such corporate action. Such adjustment will be made successively whenever any event listed in this Section 5(i)(i) occurs.
          (ii) Dividends/Distributions of Common Stock. If, after the Original Issue Date, the Corporation fixes a record date for or pays or declares a dividend or makes a distribution in shares of Common Stock on any class of Capital Stock of the Corporation, other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided for in Section 5(i)(i), then the applicable Conversion Price in effect at the close of business on the record date therefor will be adjusted to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the number of shares of Common Stock Outstanding at the close of business on the record date and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding at the close of business on the record date and (2) the number of shares of Common Stock constituting such dividend or distribution. An adjustment made pursuant to this Section 5(i)(ii) will become effective immediately after the close of business on such record date. Such adjustment will be made successively whenever any event listed in this Section 5(i)(ii) occurs.
          (iii) Certain Issuances of Common Stock and Common Stock Derivatives. If, after the Original Issue Date, the Corporation issues or sells shares of Common Stock or any Common Stock Derivative without consideration or at a consideration per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a Common Stock Derivative), calculated by including the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon and in respect of any such conversion, exchange or exercise, that is less than the applicable Conversion Price in effect at the close of business on the day immediately preceding such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of such Common Stock Derivatives, as applicable, will be deemed to have been issued as of such issuance and such Conversion Price will be decreased, effective as of the time of such issuance, to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of shares of Common Stock which the aggregate proceeds to the Corporation from such issuance (including, but not limited to, any additional consideration per share of Common Stock payable to the Corporation upon any such conversion, exchange or exercise) would purchase at such Conversion Price, and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of additional shares of Common Stock issued or subject to issuance upon the conversion, exchange or exercise of such Common Stock Derivatives. If any portion of such consideration is in a form other than cash, the fair market value of such noncash consideration will be determined by the Board in good faith. Notwithstanding any provision hereof to the contrary, this Section 5(i)(iii) will not apply to any issuance of Common Stock in any manner described in Section 5(i)(i) and Section 5(i)(ii). Such adjustment will be made successively whenever any event listed in this Section 5(i)(iii) occurs as determined by the Board in good faith. Notwithstanding anything herein to the contrary, the Conversion Price will in no event be increased pursuant to this Section 5(i)(iii). For the purpose of this Section 5(i)(iii), “fair market value” means, with respect to any (a) asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm’s-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information or (b) security, the Current Market Price thereof measured as of the day immediately preceding the relevant issuance or sale.
          (iv) Dividends/Distributions Other than of Common Stock. If, after the Original Issue Date, the Corporation fixes a record date for, or pays a dividend or makes a distribution of, any Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness), other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 5(i)(i) and Section 5(i)(ii), then the Corporation shall provide that the holders of Series C Convertible Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness) that such holders would have received had their shares of Series C Convertible Preferred Stock been converted into Common Stock on the date of such event and had retained such Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness) receivable from the date of such event until the applicable Conversion Date.
          (v) Additional Conversion Matters.
               (A) Minor Adjustments and Calculations. No adjustment in the applicable Conversion Price pursuant to any provision of this Section 5(i) will be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 5(i)(v)(A) are not required to be made will be carried forward and taken into account in any subsequent adjustments until made. All calculations under this Section 5(i) will be made to the nearest cent (with $0.005 being rounded upward) or to the nearest whole share (with 0.5 of a share being rounded upward), as the case may be.
               (B) Exceptions to Adjustment Provisions. The provisions of this Section 5(i) will not be applicable to (1) any issuance for which an adjustment to the Conversion Price has been provided under any other subclause of this Section 5(i), (2) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Common Stock Derivative if the Conversion Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (3) the issuance of Common Stock Derivatives or shares of Common Stock to employees, officers, directors or consultants of the Corporation or its Subsidiaries pursuant to management or director incentive plans or stock or stock option compensation plans as in effect on or prior to the Original Issue Date or approved by the affirmative vote of a majority of the Board after the Original Issue Date, including, but not limited to, any employment, severance or consulting agreements, or the issuance of shares of Common Stock upon the exercise of such Common Stock Derivatives, or (4) the issuance of shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan.
               (C) Board Adjustment to Conversion Price. Anything in this Section 5(i) to the contrary notwithstanding, the Corporation may, to the extent permitted by applicable law, make such reductions in the Conversion Price, in addition to those required by this Section 5(i), as the Board in its good faith discretion determines to be necessary in order that any subdivision of shares of the Corporation, reclassification or combination of shares of the Corporation, distribution of Common Stock Derivatives, or a distribution of other assets (other than cash dividends) of the Corporation hereafter made by the Corporation to its stockholders will not be taxable. Whenever the Conversion Price is so decreased, the Corporation will mail to holders of record of shares of Series C Convertible Preferred Stock a notice of the decrease at least ten (10) Business Days before the date the decreased Conversion Price takes effect, and such notice will state the decreased Conversion Price and the period it will be in effect.
               (D) Other Capital Stock. If, at any time as a result of the provisions of this Section 5(i), a holder of shares of Series C Convertible Preferred Stock becomes entitled to receive any shares of Capital Stock of the Corporation other than Common Stock upon subsequent conversion, then the number of such other shares so receivable upon conversion will thereafter be subject to adjustment, without duplication, from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5(i).
               (E) Effect of Adjustment. If, at any time after the Original Issue Date, any adjustment is made to the applicable Conversion Price pursuant to this Section 5(i), such adjustment to the Conversion Price will be applicable with respect to all then outstanding shares of Series C Convertible Preferred Stock and all shares of Series C Convertible Preferred Stock issued after the date of the event causing such adjustment to the Conversion Price.
               (F) Other Limits on Adjustment. There will be no adjustment of the Conversion Price in the event of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction, including any Company Sale, except as specifically set forth in this Section 5.
               (G) Abandoned Events and Expired Common Stock Derivatives. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter and before the distribution to stockholders legally abandons its plan to pay or deliver such dividend or distribution, then thereafter any adjustment in the Conversion Price granted by this Section 5(i) will, as and if necessary, be readjusted at the time of such abandonment to the Conversion Price that would have been in effect if no adjustment had been made (taking proper account of all other conversion adjustments under this Section 5(i)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series C Convertible Preferred Stock that have been converted prior to such abandonment. If any Common Stock Derivatives referred to in this

Section 5(i) in respect of which an adjustment has been made expire unexercised in whole or in part after the same have been distributed or issued by the Corporation, the Conversion Price will be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired Common Stock Derivatives (taking proper account of all other conversion adjustments under this Section 5(i)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series C Convertible Preferred Stock that have been converted prior to such expiration.
               (H) Participation in Dividends. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price of any Series C Convertible Preferred Stock will be made under Section 5(i)(ii) to the extent that the holders of such Series C Convertible Preferred Stock participate in any such dividend or distribution on an as-converted basis based on the number of shares of Common Stock into which such shares are then convertible in accordance with Section 3.
     (j) Fundamental Changes. If any transaction or event (including, but not limited to, any merger, consolidation, sale of assets (including any Company Sale), tender or exchange offer, reclassification, compulsory share exchange or liquidation) occurs in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the holder of each share of Series C Convertible Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto (assuming such holder failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Fundamental Change). Such adjustment will be made successively whenever any event in this Section 5(j) occurs. No adjustment will be made pursuant to this Section 5(j) in respect of any Fundamental Change as to which an adjustment to the Conversion Price was made pursuant to Section 5(i). It is understood and agreed that a Company Sale may also constitute a Fundamental Change. The Corporation or the Person formed by the applicable consolidation or resulting from the applicable merger or which acquires the applicable assets or the Corporation’s shares, as the case may be, pursuant to such Fundamental Change shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right and to provide for adjustments which, for events subsequent to consummation of such Fundamental Change, shall be as nearly equivalent as may be practicable to the adjustments provided for herein, and the Corporation agrees that it will not be a party to or permit such Fundamental Change to occur unless such provisions are so made as a part of the terms thereof. The substance of this paragraph shall similarly apply to successive Fundamental Changes.
     (k) Notice of Certain Events. If, subject to the limitations set forth in Section 8 hereof:

          (i) the Corporation declares any dividend (or any other distribution) on any Junior Stock (excluding any regularly scheduled dividends paid in accordance with the terms thereof);
          (ii) there is any Fundamental Change, any recapitalization or reclassification of Junior Stock, or a share exchange or self-tender offer by the Corporation for its outstanding Junior Stock or the Transfer of all or substantially all of the assets of the Corporation as an entirety or any compulsory share exchange affecting the Junior Stock;
          (iii) there occurs a Liquidation; or
          (iv) there occurs any other event or circumstance that is reasonably expected to result in an anti-dilution adjustment under this Section 5;
          then the Corporation will cause to be filed with the Transfer Agent and will cause to be mailed to the holders of the outstanding shares of Series C Convertible Preferred Stock at the addresses of such holders as shown on the stock books of the Corporation, as promptly as possible, but at least ten (10) Business Days prior to the applicable Event Date and no later than when notice is first mailed or sent to the holders of Junior Stock, a notice stating, as applicable, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Junior Stock of record to be entitled to such dividend, distribution or grant are to be determined or (B) the date on which such Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, Transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment is expected to become effective, and the date as of which it is expected that holders of Junior Stock of record will be entitled to exchange their shares of Junior Stock for securities or other property, if any, deliverable upon such Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, Transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment (each of the dates in clauses (A) and (B) hereof, an “Event Date”). Failure to give or receive such notice or any defect therein will not affect the legality of validity of the proceedings described in this Section 5.
     (l) Sufficient Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the Series C Convertible Preferred Stock, the full sufficient number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series C Convertible Preferred Stock not theretofore converted; provided, that for purposes of this Section 5(l), the number of shares of Common Stock that are deliverable upon the conversion of all such outstanding shares of the Series C Convertible Preferred Stock will be computed as if at the time of computation all such outstanding shares were held by a single holder.
     (m) Compliance with Laws. Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of shares of Series C Convertible Preferred Stock, the Corporation will comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any Governmental Authority.
     (n) Officer’s Certificate. Whenever the applicable Conversion Price is adjusted pursuant to this Section 5, the Corporation will promptly file with the Transfer Agent, and cause to be delivered to each holder of the Corporation’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock, Series B Senior Convertible Preferred Stock and Series C Convertible Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis of the determination of the Current Market Price, Closing Sale Price and/or fair market value of non-cash consideration, as applicable) and specifying the new applicable Conversion Price. In the event of a Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment pursuant to Section 5(j), such a certificate will be issued describing the amount and kind of stock, securities, property or assets or cash receivable upon conversion of the Series C Convertible Preferred Stock after giving effect to the provisions of such Section 5(j).
     (o) Exchange Listing. If the Common Stock is quoted on the New York Stock Exchange or any other U.S. national securities exchange, the Corporation will list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock.
     6. Voting Rights. The Series C Convertible Preferred Stock will not have any voting rights, except with respect to a Company Sale in which the per share consideration to be paid to the Common Stock (including any Conversion Shares) is not at least the Stated Consideration; provided, that nothing shall prohibit the Series C Convertible Preferred Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to a Company Sale in which the per share consideration to be paid to the Common Stock (including any Conversion Shares) is not at least the Stated Consideration, to the extent that holders of Common Stock are entitled to vote on such transaction, each share of Series C Convertible Preferred Stock shall be entitled to the number of votes equal to the number of votes that it would otherwise have been entitled to if such share of Series C Convertible Preferred Stock had been converted into Common Stock immediately prior to the record date to determine the stockholders entitled to vote on such matter and the record holder of such Series C Convertible Preferred Stock on such record date shall be entitled to exercise such voting rights. Upon a transfer, sale or disposition for value by GM or its Affiliates of the Series C Convertible Preferred Stock to a Person other than GM or its Affiliates in which such shares of Series C Convertible Preferred Stock are not converted into Common Stock pursuant to Section 7, such shares of Series C Convertible Preferred Stock will vote together with the holders of the Common Stock on all matters submitted to the holders of Common Stock, whereupon each share of Series C Convertible Preferred Stock shall be entitled to the number of votes equal to the number of votes that it would otherwise have been entitled to if such shares of Series C Convertible Preferred Stock had been converted into Common Stock immediately prior to the record date to determine the stockholders entitled to vote on such matter and the record holder of such Series C Convertible Preferred Stock on such record date shall be entitled to exercise such voting rights; provided, that the voting restrictions set forth in this Section 6 shall once again apply to such Series C Convertible Preferred Stock to the extent GM or its Affiliates at any time within the twelve (12) months following such transfer, sale or disposition beneficially own such Series C Convertible Preferred Stock.
     7. Transferability. (a) Upon any direct or indirect Transfer of any Series C Convertible Preferred Stock (other than a Transfer to an Affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Corporation’s [define Exit Financing Facility] or any refinancing thereof), such Transferred Series C Convertible Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.
     (b) Subject to Section 7(c), without the prior written consent of the Corporation and Appaloosa, during the ninety day period following the Effective Date, no holder of shares of Series C Convertible Preferred Stock may Transfer all or any part of such holder’s Series C Convertible Preferred Stock or any Common Stock underlying such Series C Convertible Preferred Stock or any interest or participation therein. For purposes of this Section 7(b), a Transfer will not include a derivative or other transaction that is not physically settled and only involves an economic hedge of the Series C Convertible Preferred Stock or Common Stock.
     (c) The restrictions on transferability set forth in Section 7(b) will not apply to any Transfer in whole or in part pursuant to any Company Sale or to Transfers to an Affiliate of GM.
     (d) Each certificate representing Series C Convertible Preferred Stock issued to any holder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Corporation may be advised by counsel are required by applicable law (the “Legend”)):
     “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN THE CERTIFICATE OF DESIGNATIONS RELATING TO SUCH SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. NO TRANSFER, ENCUMBRANCE, SALE, ASSIGNMENT, PLEDGE, DISTRIBUTION, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH CERTIFICATE OF DESIGNATIONS.”
               The Legend will be removed by the Corporation by the delivery of substitute certificates without such Legend in the event of the termination of the restrictions contained in this Section 7 pursuant to the terms hereof.
     (e) In the event of any purported Transfer not made in compliance with this Section 7, such purported Transfer will be void and of no effect and the Corporation will not give effect to such Transfer. The Corporation will be entitled to treat the prior owner as the holder of any such securities not Transferred in accordance with this Section 7.
     8. Mandatory Redemption. If at any time on or prior to the six (6) month anniversary of the Original Issue Date, the Corporation receives proceeds from the exercise of the [define the six(6)-month warrants issued to holders of Common Stock pursuant to the Plan], so long as no Bankruptcy Event is pending, the Corporation shall, upon written notice of the proposed redemption to all holders of Series C Convertible Preferred Stock given no later than ten (10) days following the end of such six (6) month period and at least 30 days prior to the proposed redemption date (the “Redemption Date”), use such proceeds to redeem outstanding Series C Convertible Preferred Stock (the “Mandatory Redemption”); provided, that the Corporation shall not use more than an aggregate of $1,000,000,000 of such proceeds from all such exercises during such six (6) month period for such Mandatory Redemption. Any such Mandatory Redemption shall be made by payment in cash equal to the Series C Liquidation Preference per share of Series C Convertible Preferred Stock (the “Redemption Price”). The Mandatory Redemption, if any, shall be subject to the conversion rights set forth in Section 5 of each holder of Series C Convertible Preferred Stock, who may exercise such rights at any time prior to the Redemption Date. In the event of any Mandatory Redemption, notice of such redemption shall state: (i) the Redemption Date; (ii) the number of shares of Series C Convertible Preferred Stock to be redeemed; (iii) the Redemption Price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price. Notice having been given by the Corporation as provided in this Section 8, unless the Corporation shall default in the payment of the Redemption Price, from and after the Redemption Date, all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Any shares of Series C Convertible Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series C Convertible Preferred Stock accordingly. Notwithstanding anything above, if the Company is unable to redeem all of the Series C Convertible Preferred Stock, the Company shall redeem an amount from each holder of Series C Convertible Preferred Stock being redeemed equal to such holder’s pro-rata amount (based on the aggregate amount of Series C Liquidation Preference represented by the shares of Series C Convertible Preferred Stock held by such holder relative to the aggregate amount of Series C Liquidation Preference represented by all shares of Series C Convertible Preferred Stock outstanding) of all Series C Convertible Preferred Stock being redeemed, with any fractional shares being rounded to the next whole share.
     9. Deregistration. For as long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation will not voluntarily apply for deregistration or suspension of the registration of its Common Stock under Section 12 or 15 of the Exchange Act or on any national securities exchange upon which it is listed.
     10. No Reissuance. Shares of Series C Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including, but not limited to, shares purchased, redeemed, converted or exchanged, may not be reissued as shares of Series C Convertible Preferred Stock and will (upon compliance with applicable law) be cancelled and retired and have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Series C Convertible Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof in respect of the applicable series of such shares. Upon any such reacquisitions, the number of shares of Series C Convertible Preferred Stock authorized pursuant to the Charter and this Certificate will be reduced by the number of shares so acquired.
     11. Transfer Agent. The duly appointed Transfer Agent for the Series C Convertible Preferred Stock will be [          ]. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent as long as the Corporation will appoint a successor transfer agent who will accept such appointment prior to the effectiveness of such removal.
     12. Currency. All shares of Series C Convertible Preferred Stock will be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto will be made in U.S. currency. All references herein to “$” refer to the U.S. currency.
     13. Definitions. In additions to terms defined elsewhere in this Certificate, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Appaloosa” means Appaloosa Management L.P., a Delaware limited partnership or its successor entity.
     “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof generally fails to pay its funded debts when due; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Board” means the Board of Directors of the Corporation; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, comprised solely of directors of the Board, in accordance with applicable law, the consent, approval or action by such committee will satisfy such requirement for purposes hereof.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
     “Certificate” means this Certificate of Designations of Series C Convertible Preferred Stock, as it may be amended, modified or supplemented from time to time.
     “Charter” means the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended, modified or supplemented from time to time.
     “Closing Sale Price” means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported by the New York Stock Exchange or, if the securities are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any such national securities exchange, the average of the last quoted high bid and low asked prices in the over-the-counter market, as reported by the automated transaction reporting system then in use, or, if on any such date the securities are not quoted by any such system, the value of such security as reasonably determined by the Board in good faith; provided, that if the holders of a majority of the then outstanding shares of the Series C Convertible Preferred Stock (the “Required Holders”), object to such determination in writing, such Required Holders may request in writing that an appraisal (at the Corporation’s expense) be conducted to determine such value (the “Valuation Amount”), and if such a request is made, the following procedures shall apply. The Valuation Amount shall be determined, as set forth below, by three (3) investment banking firms of national recognition (all of which firms shall be unaffiliated with each of the Corporation and any holder(s) of Series C Convertible Preferred Stock holding more than 5% of such preferred stock), with such investment banking firms selected as follows: (i) one selected by the Board; (ii) one selected by the Required Holders; and (iii) one selected by the mutual agreement of the Board and the Required Holders (the “Third Bank”). If the Board and the Required Holders are unable to agree on an acceptable Third Bank within five (5) days after the first date either party proposed that one be selected, the Third Bank will be selected by an arbitrator located in New York City, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by the two (2) previously selected investment banking firms). The arbitrator shall select the Third Bank (within five (5) days of his appointment) from a list, jointly prepared by the Board and the Required Holders, of not more than six (6) investment banking firms of national standing in the United States of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Required Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board and the Required Holders shall submit their respective valuations and other relevant data to the investment banking firms, and the investment banking firms shall be instructed to, and shall, as soon as practicable thereafter, make their respective determinations of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the three Valuation Amounts, as determined by the investment banking firms. The determination of the final Valuation Amounts by such investment banking firms shall be final and binding upon the Corporation and the holders of Series C Convertible Preferred Stock. The Corporation shall provide, subject to the execution of customary confidentiality agreements, the investment banking firms with all financial and other information that they may reasonably request and shall pay the fees and expenses of the investment banking firms and arbitrator (if any) used to determine the Valuation Amount.
     “Common Stock” means the common stock, par value $0.01 per share, of the Corporation and any shares or Capital Stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Corporation or pursuant to an agreement to which the Corporation is a party.
     “Common Stock Derivative” means any option, right, warrant or security of the Corporation which is convertible into or exercisable or exchangeable for Common Stock.
     “Common Stock Outstanding” means all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion, exercise or exchange of all outstanding Common Stock Derivatives (including, but not limited to, the Series C Convertible Preferred Stock) as of the applicable time.
     “Company Sale” means (i) any merger, reorganization, consolidation, share exchange or other business combination which results in (i) the Voting Stock of the Corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the Voting Stock of the Corporation or such surviving, acquiring or resulting entity outstanding immediately after such transaction, (ii) a majority of the Corporation’s directors cease to be directors of the surviving, acquiring or resulting entity after the completion of such transaction, (iii) any Transfer or exclusive lease or license of all or substantially all of the assets of the Corporation or (iv) any issuance or Transfer of shares of Capital Stock of the Corporation, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the Voting Stock of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all of the assets of the Corporation for purposes of this definition.
     “Current Market Price” when used with reference to shares of Common Stock or other securities on any date, means the average of the Closing Sale Price for the thirty (30) consecutive Trading Days immediately prior to such date; provided, however, if the Current Market Price is determined during a period following the announcement by the Corporation or other issuer of the applicable securities of (i) a dividend or distribution on such Common Stock or such other securities payable in shares of such Common Stock or securities convertible into shares of such Common Stock or securities, or (ii) any subdivision, combination or reclassification of such Common Stock or other securities, and prior to the expiration of the requisite thirty (30) Trading Day period set forth above, then, and in each such case, the Current Market Price will be properly adjusted to take into account ex-dividend trading.
     “Effective Date” means the effective date of the Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “GM” means General Motors Corporation.
     “Governmental Authority” means any nation or government, any federal, state municipal, local, provincial, regional or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of r pertaining to government.
     “Original Issue Date” means with respect to a share of Series C Convertible Preferred Stock the date on which such share is first issued by the Corporation and for those shares issued pursuant to the Plan means the Effective Date.
     “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and will include a “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), as well as any successor (by merger or otherwise) of any such Person.
     “Plan” means the joint plan of reorganization filed by the Corporation and its debtor Subsidiaries with the United States Bankruptcy Court for the Southern District of New York on [                     ], 2007, as such joint plan may be amended, modified or supplemented from time to time.
     “Preferred Stock” means the Corporation’s authorized Preferred Stock, par value $0.01 per share.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Series C Liquidation Preference” means $65.00 per share of Series C Convertible Preferred Stock, as adjusted from time to time for Series C Convertible Preferred Stock stock splits, stock dividends, recapitalizations and the like, plus all declared but unpaid dividends or distributions for such share to the date of final distribution.
     “Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest and (c) any partnership or limited liability company of which such Person is a general partner or managing member.
     “Trading Day” means a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of the Common Stock are not listed or admitted to trading on any national securities exchange, a day in which the bid and ask prices of Common Stock are published in an automated transaction reporting system, or if not reported through such a system, a Business Day.
     “Transfer” means any direct or indirect sale, transfer, assignment, pledge or other disposition.
     “Transfer Agent” means the transfer agent or agents of the Corporation as may be designated by the Board or its designee as the transfer agent for the Series C Convertible Preferred Stock or, in the absence of a transfer agent so designated, the Corporation.
     “Voting Stock” shall have the meaning set forth in the Charter.
     15. Amendment. No provision of this Certificate may be repealed or amended, including by Company Sale or Fundamental Change either in a single transaction or series of related transactions, in any respect unless such repeal or amendment is approved by the affirmative vote of the holders owning not less than a majority of the Series C Liquidation Preference of the then-outstanding shares of Series C Convertible Preferred Stock, voting as a single class.
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